                                                                    EXHIBIT 11.1


                                  Tekgraf, Inc.


                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FOR THE THREE MONTHS ENDED JUNE 30,
                                                         1997         1998
                                                        ------       ------
Net income                                              $   28       $  210


Weighted average number of common shares
 Common shares                                           1,748        5,955


Net income per share                                    $ 0.02       $ 0.04





FOR THE SIX MONTHS ENDED JUNE 30,
                                                          1997         1998
                                                        ------       ------
Net income                                              $  138       $  304


Weighted average number of common shares
 Common shares                                           1,418        5,613


Net income per share                                    $ 0.10       $ 0.05